Exhibit 4.5

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, SUBJECT TO SECTION 11 HEREOF, AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of the Common Stock of

PARATEK PHARMACEUTICALS, INC.

Dated as of August 1, 2018 (the “Effective Date”)

WHEREAS, Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), has entered into a Loan and Security Agreement dated September 30, 2015, as amended by that certain Amendment No. 1 dated November 10, 2015, that certain Amendment No. 2 dated December 12, 2016, that certain Amendment No. 3 dated June 27, 2017, that certain Amendment No. 4 dated April 17, 2018 and that certain Amendment No. 5 of even date herewith (collectively, and as may be further amended and in effect from time to time, the “Loan Agreement”) with Hercules Capital, Inc., a Maryland corporation (the “Warrantholder”) and the other affiliates of Warrantholder named therein;

WHEREAS, the Company desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of its Common Stock (as defined below) pursuant to this Warrant Agreement (this “Warrant”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1. GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

(a)For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to such number of fully paid and non-assessable shares of Common Stock equal to the quotient derived by dividing (a) the Warrant Coverage (as defined below) by (b) the Exercise Price (as defined below), rounded down to the nearest whole share. The number of shares of Common Stock and the Exercise Price of such shares is subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acknowledgment of Exercise” has the meaning given to it in Section 3(a).

“Act” means the Securities Act of 1933, as amended, and as the same may be in effect from time to time.

“Charter” means the Company’s Certificate of Incorporation or other constitutional document, as the same may be amended from time to time.

“Claims” has the meaning given to it in Section 12(p).

“Common Stock” means the Company’s common stock, $0.001 par value per share.

“Company” has the meaning given to it in the preamble to this Warrant.

“Effective Date” has the meaning given to it in the preamble to this Warrant.

“Exercise Price” means $10.19 per share.

“Lender” has the meaning given to it in the Loan Agreement.

“Loan Agreement” has the meaning given to it in the preamble to this Warrant.

“Merger Event” means (a) a merger or consolidation involving the Company in which (i) the Company is not the surviving entity, or (ii) the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of capital of another entity; or (b) the sale of all or substantially all of the assets of the Company.

“Net Issuance” has the meaning given to it in Section 3(a).

“Notice of Exercise” has the meaning given to it in Section 3(a).

“Public Acquisition” means any Merger Event which is effected such that (i) the holders of Common Stock shall be entitled to receive (A) cash and/or (B) shares of stock that are of a publicly traded company listed on a national market or exchange which may be resold without restrictions (other than restrictions to which Warrantholder may separately agree in writing) after the consummation of such Merger Event, and (ii) the Company’s stockholders own less than 50% of the voting securities of the surviving entity (or, if such Company stockholders beneficially own 50% or more of the outstanding voting power of the surviving or successor entity as of immediately after the consummation of such Merger Event, such surviving or successor entity is not the Company).

“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Common Stock requested to be exercised under this Warrant pursuant to such exercise.

“Rules” has the meaning given to it in Section 12(q).

“Transfer Notice” has the meaning given to it in Section 11.

“Warrant” has the meaning given to it in the preamble to this Warrant.

“Warrant Coverage” means the sum of $200,000.00 plus, (i) in the event the 2018 Term B Loan Advance is funded, $200,000, plus, (ii) in the event the 2018 Term C Loan Advance is funded, $200,000.

“Warrant Term” has the meaning given to it in Section 2.

“Warrantholder” has the meaning given to it in the preamble to this Warrant.

SECTION 2. TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Warrant (the “Warrant Term”) and the right to purchase Common Stock as granted herein shall commence on the Effective Date and shall be exercisable for a period ending upon the earlier to occur of (A) seven (7) years from the Effective Date or (B) the consummation of a Public Acquisition, with the Warrant expiring and terminating in its entirety upon the consummation of either of the foregoing events (the “Termination Date”).

SECTION 3. EXERCISE OF THE PURCHASE RIGHTS.

(a)Exercise. Subject to the terms and conditions hereof, the purchase rights set forth in this Warrant may be exercised, in whole or in part, at any time, or from time to time, during the Warrant Term, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three (3) business days thereafter, the Company shall issue to the Warrantholder a certificate or book entry shares representing the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit B (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases under this Warrant, if any.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Common Stock to be exercised under this Warrant and, if applicable, an amended Warrant representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue Common Stock in accordance with the following formula:

X = Y(A-B)
A

Where:

	X =	the number of shares of Common Stock to be issued to the Warrantholder.

Y = the number of shares of Common Stock requested to be exercised under this Warrant.

A = the fair market value of one (1) share of Common Stock at the time of issuance of such shares of Common Stock.

	B =	the Exercise Price.

For purposes of the above calculation, the fair market value of one (1) share of Common Stock shall mean:

(i) if the Common Stock is traded on any exchange operated by the NASDAQ Stock Market, LLC or any other national securities exchange, the fair market value of one (1) share of Common Stock shall be deemed to be the volume-weighted average of the closing prices over the thirty (30) consecutive trading days ending two (2) trading days before the day the fair market value of one (1) share of Common Stock is being determined; or

(ii) if at any time the Common Stock is not listed on any securities exchange, the fair market value of one (1) share of Common Stock shall be the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company (based upon the valuation by the Board of Directors of all shares of Common

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Stock), from authorized but unissued shares, as determined in good faith by its Board of Directors, unless this Warrant is being exercised in connection with a Merger Event, in which case the fair market value of one (1) share of Common Stock shall be deemed to be the per share value received by the holders of the Common Stock on a Common Stock equivalent basis pursuant to such Merger Event.

Upon partial exercise by either cash or Net Issuance and surrender of this Warrant, the Company shall promptly issue an agreement substantially in the form of the Warrant representing the remaining number of shares purchasable hereunder. All other terms and conditions of such agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b) Exercise Prior to Expiration. To the extent that the Warrantholder has not exercised its purchase rights under this Warrant to all Common Stock subject hereto, and if the fair market value of one share of the Common Stock is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before the expiration of the Warrant Term. For purposes of such automatic exercise, the fair market value of one share of the Common Stock upon such expiration shall be determined pursuant to Section 3(a). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Common Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

(c) Legend. Each certificate or book entry shares for the shares of Common Stock purchased upon exercise of this Warrant shall bear the restrictive legend set forth on the first page of this Warrant. Such legend shall be removed and the Company shall, or shall instruct its transfer agent to, issue a certificate or book entry shares without such legend or any other legend to the holder of such shares (i) if such shares are sold or transferred pursuant to an effective registration statement under the Act covering the resale of such shares by the holder thereof, (ii) if such shares are sold or transferred pursuant to Rule 144 under the Act, (iii) if, upon advice of counsel to the Company, such shares are eligible for resale without any restrictions under Rule 144 under the Act, or (iv) upon the request of such holder if such request is accompanied (at such holder’s expense) by a written opinion of counsel reasonably satisfactory to the Company that registration is not required under the Act or any applicable state securities laws for the resale of the shares of Common Stock purchased upon exercise of this Warrant. The removal of such restrictive legend from any certificates or book entry shares representing the shares of Common Stock purchased upon exercise of this Warrant is predicated upon the Company’s reliance that the holder of such shares would sell, transfer, assign, pledge, hypothecate or otherwise dispose of such shares pursuant to either the registration requirements of the Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein.

SECTION 4. RESERVATION OF SHARES.

During the Warrant Term, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase Common Stock as provided for herein.

SECTION 5. NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

SECTION 6. NO RIGHTS AS STOCKHOLDER.

This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of this Warrant.

SECTION 7. WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Warrant. Warrantholder’s initial address, for purposes of such registry, is set forth in Section 12(g). Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8. ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment, as follows:

(a) Merger Event. If at any time there shall be a Merger Event that is not a Public Acquisition, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Warrant, the kind, amount and value of shares of Common Stock or other securities or property of the successor, surviving or purchasing corporation resulting from, or participating in, such Merger Event that would have been issuable if Warrantholder had exercised this Warrant immediately prior to such Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Warrantholder after such Merger Event to the end that the provisions of this Warrant (including adjustments of the Exercise Price) shall be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Merger Event other than a Public Acquisition, upon the closing thereof, the successor, surviving or purchasing entity shall

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assume the obligations of this Warrant. The provisions of this Section 8(a) shall similarly apply to successive Merger Events. In connection with a Merger Event and upon Warrantholder’s written election to the Company, the Company shall cause this Warrant to be exchanged for the consideration that Warrantholder would have received if Warrantholder chose to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Warrant prior to the Merger Event without actually exercising such right, acquiring such shares and exchanging such shares for such consideration.

(b) Reclassification of Shares. Except as set forth in Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification, exchange, subdivision or other change.

(c) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, and the number of shares of Common Stock issuable upon exercise of this Warrant shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased, and the number of shares of Common Stock issuable upon the exercise of this Warrant shall be proportionately decreased.

(d) Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall:

(i) pay a dividend with respect to the outstanding shares of Common Stock payable in additional shares of Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution; or

(ii) make any other distribution with respect to the Common Stock, except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise of this Warrant a proportionate share of any such distribution as though it were the holder of the Common Stock as of the record date fixed for the determination of the stockholders of the Company entitled to receive such distribution.

(e) Antidilution Rights. To the extent that any antidilution rights applicable to the Common Stock purchasable hereunder may be set forth in the Charter, the Company shall promptly provide the Warrantholder with a copy of any restatement, amendment, modification or waiver of the Charter that impairs or reduces such antidilution rights; provided, that no such amendment, modification or waiver shall impair or reduce the antidilution rights, if any, set forth in the Charter with respect to the Common Stock unless such amendment, modification or waiver affects the rights of Warrantholder with respect to the Common Stock issuable hereunder generally in the same manner as it affects all other holders of Common Stock. The Company shall, within ten (10) business days of the end of each fiscal quarter following the Effective Date, provide Warrantholder with written notice of any issuance of its stock or other equity security during such fiscal quarter that triggered an antidilution adjustment under the antidilution rights applicable to the Common Stock purchasable hereunder, if any, as may be set forth in the Charter, which notice shall include (a) the price at which such stock or security was sold, (b) the number of shares issued, and (c) such other information as reasonably necessary for Warrantholder to verify that such antidilution adjustment occurred and the amount of any such adjustment. For the avoidance of doubt, there shall be no duplicate antidilution adjustment pursuant to this subsection (e), the forgoing subsection (d) and the Charter.

(f) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its Common Stock, whether in stock, cash, property or other securities (assuming Lender consents to a dividend involving cash, property or other securities under the Loan Agreement, if the consent of Lender is then required by the terms of the Loan Agreement); (ii) the Company shall offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; (iv) the Company shall sell, lease, license or otherwise transfer all or substantially all of its assets; or (v) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least ten (10) business days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, sale, lease, license or other transfer of all or substantially all assets, dissolution, liquidation or winding up; and (B) in the case of any such Merger Event, dissolution, liquidation or winding up, at least ten (10) business days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up).

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, or by reputable overnight courier with all charges prepaid, addressed to the Warrantholder at the address for Warrantholder set forth in the registry referred to in Section 7.

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(g) Timely Notice. Failure to timely provide such notice required by subsection (f) above shall entitle Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrantholder; provided, that, notwithstanding anything herein to the contrary, the failure to timely provide such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a) Reservation of Common Stock. The shares of Common Stock issuable upon exercise of the Warrantholder’s rights have been duly and validly reserved and, when issued in accordance with the provisions of this Warrant, will upon issuance be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Common Stock issuable pursuant to this Warrant may be subject to restrictions on transfer under state and/or federal securities laws. The Company has made available to the Warrantholder publicly through the SEC’s EDGAR system true, correct and complete copies of its Charter and current bylaws. The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b) Due Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company. This Warrant: (1) does not violate the Company’s Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Warrant constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of this Warrant is subject to general principles of equity.

(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required on the part of the Company with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Issued Securities. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. All outstanding shares of Common Stock and any other Company securities were issued in compliance with all applicable federal and state securities laws in all material respects. In addition, as of the date immediately preceding the Effective Date, no stockholder of the Company has preemptive rights to purchase new issuances of the Company’s capital stock pursuant to the Charter or the Company’s bylaws.

(e) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Common Stock upon exercise of this Warrant will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(a)(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(f) Compliance with Rule 144. If the Warrantholder proposes to sell Common Stock issuable upon the exercise of this Warrant in compliance with Rule 144 promulgated by the SEC, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within five days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time, and shall, subject to such sale being in compliance with all of the conditions of Rule 144, issue appropriate instructions to its transfer agent to remove the restrictive legend from any certificates evidencing the Common Stock issuable upon the exercise of this Warrant.

(g) Information Rights. During the Warrant Term, Warrantholder shall be entitled to the information rights contained in Sections 7.1(b) and 7.1(c) of the Loan Agreement, and Sections 7.1(b) and 7.1(c) of the Loan Agreement are hereby incorporated into this Warrant by this reference as though fully set forth herein, provided, however, that the Company shall not, once all Indebtedness (as defined in the Loan Agreement) owed by the Company to Lender has been repaid, be required to deliver any information required by Section 7.1 of the Loan Agreement so long as the Company is subject to SEC reporting obligations under Section 13(a) or Section 15(d) of the 1934 Act. Notwithstanding anything to the contrary in this Section 9(g) or elsewhere herein, to the extent that this Warrant is transferred to a third party that is not then a party to the Loan Agreement as Lender or is not an affiliate of Lender, then this Section 9(g) shall automatically terminate and shall have no further force or effect.

(h) Listing of Shares. The Common Stock is listed for trading on the NASDAQ Global Market as of the Effective Date.

SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

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(a) Investment Purpose. The right to acquire Common Stock or the Common Stock issuable upon exercise of the Warrantholder’s rights contained herein has been, and such shares will be, acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration under the Act or an exemption from the registration requirements of the Act. Warrantholder is not a registered broker-dealer under Section 15 of the 1934 Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(b) Private Issue. The Warrantholder understands (i) that the Common Stock issuable upon exercise of this Warrant is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d) Risk of No Registration. Without in any way limiting the Company’s obligations under this Warrant, the Warrantholder understands that if the Common Stock is not registered with the SEC pursuant to Section 12 of the 1934 Act or the Company is not required to file reports pursuant to Section 13(a) or Section 15(d) of the 1934 Act, or if a registration statement is not effective under the Act covering the resale of the shares of Common Stock issuable upon exercise of the Warrant when it desires to sell (i) the rights to purchase Common Stock pursuant to this Warrant or (ii) the Common Stock issuable upon exercise of the right to purchase, as applicable, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Common Stock or (B) Common Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e) Accredited Investor. Warrantholder is, and on each date on which it exercises any portion of this Warrant, it will be, an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(f) No Short Sales. Warrantholder has not engaged, and will not engage, in “short sales” of the Common Stock of the Company at any time on or prior to the Effective Date and until the Termination Date. The term “short sale” shall mean any sale of a security which the seller does not own or any sale which is consummated by the delivery of a security borrowed by, or for the account of, the seller.

SECTION 11. TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant. The transfer of this Warrant shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit C (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes. Notwithstanding anything herein or in any legend to the contrary, the Company shall not require an opinion of counsel in connection with any sale, assignment or other transfer by Warrantholder of this Warrant (or any portion hereof or any interest herein) or of any shares of Common Stock issued upon any exercise hereof to an affiliate (as defined in Regulation D) of Warrantholder, provided that such affiliate is an “accredited investor” as defined in Regulation D.  Upon a permitted transfer of this Warrant to another entity, references to “Warrantholder” herein shall, unless the context otherwise requires, refer to such permitted transferee.

SECTION 12. MISCELLANEOUS.

(a) Effective Date. The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Warrant shall be binding upon any successors or assigns of the Company and the Warrantholder.

(b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Warrant requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Warrant.

(c) No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be reasonably necessary or appropriate in order to protect the rights of

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the Warrantholder against impairment. Notwithstanding the foregoing, nothing in this Section 12(c) shall negate or otherwise restrict or impair the Company’s right to effect any changes to the rights, preferences, privileges or restrictions associated with the Common Stock so long as such changes do not adversely affect the rights, preferences, privileges or restrictions associated with the shares of Common Stock issuable upon exercise of this Warrant in a manner different from the effect that such changes have generally on the rights, preferences, privileges or restrictions associated with all other shares of Common Stock.

(d) Additional Documents. The Company, upon execution of this Warrant, shall provide the Warrantholder with certified resolutions with respect to the representations and warranties set forth in the first sentence of Section 9(b).

(e) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to reasonable attorneys’ fees and expenses and all reasonable costs of proceedings incurred in enforcing this Warrant. For the purposes of this Section 12(e), attorneys’ fees shall include without limitation reasonable fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(f) Severability. In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(g) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Warrant or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid (provided, that any Advance Request shall not be deemed received until Lender’s actual receipt thereof), and shall be addressed to the party to be notified as follows:

If to Warrantholder:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

If to the Company:

PARATEK PHARMACEUTICALS, INC.

Attention: Chief Financial Officer (with a copy to General Counsel)

75 Park Plaza, 4th Floor

Boston, MA 02116

Facsimile: 617-275-0039

Telephone: 617-807-6600

With a copy to (which shall not constitute notice hereunder):

ROPES & GRAY LLP

Attention: Christopher D. Comeau

Prudential Tower

800 Boylston Street

Boston, MA 02199

Facsimile: (617) 235-0566

Telephone: (617) 951-7000

or to such other address as each party may designate for itself by like notice.

(h) Entire Agreement; Amendments. This Warrant constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof (including Lender’s proposal letter dated July 13, 2018). None of the terms of this Warrant may be amended except by an instrument executed by each of the parties hereto.

(i) Headings. The various headings in this Warrant are inserted for convenience only and shall not affect the meaning or

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interpretation of this Warrant or any provisions hereof.

(j) Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Warrant and, specifically, the provisions of Sections 12(n), 12(o) and 12(p).

(k) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Warrant. In the event an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Warrant.

(l) No Waiver. Except for the requirement that this Warrant be exercised (or be deemed exercised), if at all, during the Warrant Term, no omission or delay by either party hereto at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the other party hereto at any time designated, shall be a waiver of any such right or remedy to which such party is entitled, nor shall it in any way affect the right of such party to enforce such provisions thereafter.

(m) Survival. All agreements, representations and warranties contained in this Warrant or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and the Company, as the case may be, and shall survive the execution and delivery of this Warrant and the expiration or other termination of this Warrant.

(n) Governing Law. This Warrant has been negotiated and delivered to Warrantholder in the State of California, and shall have been accepted by Warrantholder in the State of California. Delivery of Common Stock to Warrantholder by the Company under this Warrant is due in the State of California. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(o) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Warrant may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Warrant, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Warrant. Service of process on any party hereto in any action arising out of or relating to this Warrant shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(p) Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes arising out of this Warrant be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY RELATING TO THIS WARRANT. This waiver extends to all such Claims arising out of this Warrant, including Claims that involve persons other than the Company and Warrantholder, and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Warrant.

(q)Arbitration.  If the Mutual Waiver of Jury Trial set forth in Section 12(p) is ineffective or unenforceable, the parties agree that all Claims shall be submitted to binding arbitration in accordance with the commercial arbitration rules of JAMS (the “Rules”), such arbitration to occur before one arbitrator, which arbitrator shall be a retired California state judge or a retired Federal court judge.  Such proceeding shall be conducted in Santa Clara County, State of California, with California rules of evidence and discovery applicable to such arbitration.  The decision of the arbitrator shall be binding on the parties, and shall be final and non-appealable to the maximum extent permitted by law.  Any judgment rendered by the arbitrator may be entered in a court of competent jurisdiction and enforced by the prevailing party as a final judgment of such court.

(r)Pre-arbitration Relief.  In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(o), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by binding arbitration

(s)Counterparts. This Warrant and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

(t) Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of the other party’s failure to perform any of the obligations under this Warrant and agree that the terms of this Warrant shall be specifically enforceable by either party hereto. If a party hereto institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or

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defense therein that such party has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

(u) Lost, Stolen, Mutilated or Destroyed Warrant.  If this Warrant is lost, stolen, mutilated or destroyed, the Company may, upon receiving an agreement from the Holder as to indemnity or otherwise as it may reasonably require (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

[Remainder of page left blank intentionally; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by their respective officers thereunto duly authorized as of the Effective Date.

COMPANY:PARATEK PHARMACEUTICALS, INC.

By:     /s/ Douglas W. Pagán

Name:  Douglas W. Pagán

Title:   Chief Financial Officer

WARRANTHOLDER:HERCULES CAPITAL, INC.

By:     /s/ Jennifer Choe

Name:  Jennifer Choe

Title:   Assistant General Counsel

[Signature Page to Warrant – Paratek/Hercules Capital, Inc.]

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EXHIBIT A

To:[____________________________]

(1)

The undersigned Warrantholder hereby elects to purchase [_______] shares of the Common Stock of [_________________], pursuant to the terms of the Agreement dated the [___] day of [______, _____] (the “Agreement”) between [_________________] and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:	HERCULES CAPITAL, INC.

a Maryland corporation

By:

Name:
Title:

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EXHIBIT B

ACKNOWLEDGMENT OF EXERCISE

The undersigned, as representative of Paratek Pharmaceuticals, Inc. (the “Company”), hereby acknowledges receipt of the “Notice of Exercise” from Hercules Capital, Inc. (the “Warrantholder”), to purchase [ ] shares of the Common Stock of the Company, pursuant to the terms of that certain Warrant Agreement, dated as of August 1, 2018 between the Company and the Warrantholder (the “Warrant”), and further acknowledges that [ ] shares remain subject to purchase under the terms of the Warrant.

COMPANY:	PARATEK PHARMACEUTICALS, INC.

By:
Title:
Date:

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EXHIBIT C

TRANSFER NOTICE

FOR VALUE RECEIVED, that certain Warrant Agreement, dated as of August 1, 2018, between Paratek Pharmaceuticals, Inc., as the Company, and Hercules Capital, Inc., as the Warrantholder (the “Warrant”), and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

2346697.4

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